Exhibit 21.1

Subsidiaries of Voltari Corporation

Name of Subsidiary and Name Under Which It Does Business	Jurisdiction of Incorporation
Voltari Operating Corp. (f/k/a Motricity,Inc.)	Delaware
Voltari Real Estate Holding LLC	Delaware